Exhibit 99.1

PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

FOURTH QUARTER EARNINGS

QUAKERTOWN, PA (January 29, 2015) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank, reported net income for the fourth quarter of 2014 of $2,486,000, or $0.75 per share on a diluted basis, compared to net income of $1,962,000, or $0.60 per share on a diluted basis, for the same period in 2013.

For the year ended December 31, 2014, net income was $8,998,000, or $2.72 per share on a diluted basis. This compares to 2013 net income of $8,392,000, or $2.57 per share on a diluted basis. For the year 2014 the rate of return on average assets and average shareholders’ equity was 0.95% and 10.89%, respectively, compared with 0.91% and 10.95%, respectively, for the year 2013.

Total assets as of December 31, 2014 were $977,135,000, compared with $994,885,000 at September 30, 2014 and $932,883,000 at December 31, 2013. Total loans at December 31, 2014 were $555,282,000, compared with $536,682,000 at September 30, 2014 and $501,716,000 at December 31, 2013. Total deposits at December 31, 2014 were $851,592,000, compared with $880,296,000 at September 30, 2014 and $814,532,000 at December 31, 2013.

“We are pleased with another year of solid financial performance despite the continued challenging interest rate environment,” stated David W. Freeman, President and Chief Executive Officer.  “Loan demand in 2014 strengthened throughout the year. This trend of strong loan demand is expected to carry over into 2015, thanks to the continued economic recovery and our strong business development efforts in the markets we serve.”

Mr. Freeman added, “During 2014, the Bank continued to have strong growth in households and deposits, in addition to the loan growth.  On a year-over-year basis, loan quality continued to improve, with non-performing assets dropping from $20,308,000 to $18,152,000.  QNB Financial Services, our wealth management and retail brokerage business, grew to just under $50 million in assets under management in 2014, a $20 million increase in its second year of operation.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended December 31, 2014 totaled $6,651,000, an increase of $221,000, or 3.4%, from the same period in 2013. Net interest income continues to be negatively impacted by declining yields on earning assets resulting from the prolonged low interest rate environment and the competitive interest rate environment for loans. Partially offsetting the impact of declining asset yields on net interest income was the growth in loans. Average earning assets for the fourth quarter of 2014 were $951,907,000, an increase of $49,245,000, or 5.5%, compared with the same period in 2013. Average investment securities declined $25,886,000, or 6.4%, to $378,946,000 for the fourth quarter of 2014 compared to the fourth quarter of 2013, while average loans for the fourth quarter of 2014 grew $53,935,000, or 11.0%, to $542,859,000, from the fourth quarter of 2013. Other earnings assets, consisting primarily of interest-bearing cash was $30,102,000 for the fourth quarter of 2014, an increase of $21,196,000 from the fourth quarter of 2013.

In addition to cash flow from mortgage backed securities payments, increases in deposit balances funded growth in earning assets. Average deposits for the fourth quarter of 2014 were $867,870,000, an increase of $50,938,000, or 6.2%, from the same quarter in 2013. The company enjoyed growth in non-interest bearing and interest-bearing demand deposits of $11,363,000, or 15.0%, to $87,074,000 and $13,180,000, or 12.1%, to $122,476,000, respectively, in the fourth quarter 2014, compared to the same period in 2013. These lower-cost deposits also provide opportunity for fee income.

During the fourth quarter of each year school districts and municipal entities deposit tax receipts resulting in seasonal growth in QNB’s deposit balances. These deposits are generally withdrawn over the following three quarters as these entities use the funds for operations. Average interest-bearing municipal demand accounts increased $16,485,000, or 12.8%, to $145,322,000 for the fourth quarter of 2014 compared to the same period in 2013. Money market and savings balances grew 4.8% and 2.1% to $60,128,000 and $209,067,000, respectively, for the fourth quarter of 2014, compared to the same period in 2013. Average time deposits grew $2,791,000, or 1.2%, to $243,803,000 in fourth quarter 2014, compared to fourth quarter 2013.

The net interest margin for the fourth quarter of 2014 was 2.96% compared to 3.04% for the fourth quarter of 2013 and 3.04% for the linked third quarter of 2014. The prolonged low interest rate environment and competitive rate environment for loans has continued to exert pressure on asset yields as longer term assets reprice to lower interest rate levels while funding costs are near their implied floors. The growth in municipal deposit balances during the third quarter of 2014 and the investment of the majority of these deposits into short-term agency and mortgage-backed securities also impacted the margin, as these transactions while increasing incremental net interest income do so at a significantly tighter interest rate spread.

The yield on earning assets declined 11 basis points from 3.56% for the fourth quarter of 2013 to 3.45% for the fourth quarter of 2014. When comparing the change in the yield on earning assets between the two quarters, loans and investment securities yields declined from 4.56% and 2.42%, respectively, for the fourth quarter of 2013 to 4.35% and 2.41%, respectively, for the fourth quarter of 2014, a decline of 21 basis points and one basis point, respectively. The cost of interest-bearing liabilities declined by three basis points from 0.60% for the fourth quarter of 2013 to 0.57% for the fourth quarter of 2014. The interest rate paid on interest-bearing deposits remained steady, at 0.58% for the fourth quarter of 2013 and 2014.

For the year ended December 31, 2014 net interest income was $26,126,000, an increase of $575,000, or 2.3%, from the $25,551,000 reported for 2013. The reasons for this modest increase for the twelve months ended December 31, 2014 mirror the factors discussed in the quarterly analysis of net interest income. The change in the mix of earning assets with loans representing a larger proportion of earning assets has helped maintain the net interest margin.

The net interest margin for 2014 was 3.07%, a decrease of two basis points from the 3.09% reported for 2013. When comparing the years ended December 31, 2013 and 2014, the average rate earned on earning assets declined nine basis points from 3.66% to 3.57%. The yield on loans declined 26 basis points to 4.46%, while yields on investment securities improved one basis point to 2.47%. In comparison, the interest rate paid on total average interest-bearing liabilities declined seven basis points from 0.65% for 2013 to 0.58% for 2014 with the average rate paid on interest-bearing deposits declining six basis points from 0.64% to 0.58% comparing the same periods.

For the year ended December 31, 2014 average earning assets increased $22,544,000, or 2.5%, with average loans increasing $41,205,000, or 8.5%, and average investment securities decreasing $27,155,000, or 6.9%. Over this same period average funding sources increased $18,396,000, or 2.2%, with average total deposits increasing $20,245,000, or 2.5%. The increase in average deposits was centered in non-interest-bearing and interest-bearing demand deposits, municipal deposits and savings accounts.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB closely monitors the quality of its loan portfolio and considers many factors when performing a quarterly analysis of the appropriateness of the allowance for loan losses and calculating the required provision for loan losses. This analysis considers a number of relevant factors including: specific impairment reserves, historical loan loss experience, general economic conditions, levels of and trends in delinquent and non-performing loans, levels of classified loans, trends in the growth rate of loans and concentrations of credit.

QNB recorded a provision for loan losses of $400,000 in the fourth quarter of 2014 compared to $150,000 in the fourth quarter of 2013. For both years ended December 31, 2014 and 2013 the provision for loan losses was $400,000. Net loan charge-offs were $765,000 for the fourth quarter of 2014, or 0.56% annualized of total average loans, compared with $220,000 for the fourth quarter of 2013, or 0.17% annualized of total average loans. For the years ended December 31, 2014 and 2013 net loan charge-offs were $1,324,000, or 0.25%, and $1,247,000, or 0.26%, respectively. The majority of charge-offs recorded during both 2014 and 2013 had specific reserves established during the allowance for loan loss calculation process prior to the ultimate decision to charge-off the loan.

QNB's allowance for loan losses of $8,001,000 represents 1.44% of total loans at December 31, 2014 compared to an allowance for loan losses of $8,925,000, or 1.78% of total loans at December 31, 2013.

Asset quality has improved over the past year with total non-performing assets of $18,152,000 at December 31, 2014 compared with $20,308,000 at December 31, 2013. Included in this classification are non-performing loans, other real estate owned (OREO) and repossessed assets, and non-accrual pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest, and troubled debt restructured loans were $12,667,000, or 2.28% of loans receivable, at December 31, 2014 compared with $15,414,000, or 3.07% of loans receivable, at December 31, 2013. Loans on non-accrual status were $10,770,000 at December 31, 2014 compared with $13,453,000 at December 31, 2013. The reduction in non-accrual loans is the result of $4.3 million in payments and $1.1 million in charge-offs which was partially offset by the designation of a large relationship as non-accrual in the fourth quarter 2014. In cases where there is a collateral shortfall on non-accrual loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. Of the total amount of non-accrual loans at December 31, 2014, $5,418,000, or 50.3% of the loans classified as non-accrual, are current or past due less than 30 days as of the end of the year. In addition to the continuing trend of reduced total non-performing loans, loans classified as substandard or doubtful, which includes non-performing loans, continue to improve. At December 31, 2014 substandard or doubtful loans totaled $34,354,000, a reduction of $4,469,000, or 11.5%, from the $38,823,000 reported as of December 31, 2013.

QNB had other real estate owned and other repossessed assets of $3,046,000 as of December 31, 2014 compared with $2,825,000 at December 31, 2013. Included in other real estate owned at December 31, 2014 is one property with a fair value of $2,325,000 which was sold in January 2015. Non-accrual pooled trust preferred securities are carried at fair value, which was $2,439,000 and $2,069,000 at December 31, 2014 and 2013, respectively. The increase in the value of non-accrual pooled trust preferred securities reflects an improvement in the fair value of these securities and not the purchase of additional securities.

Non-Interest Income

Total non-interest income was $2,588,000 for the fourth quarter of 2014, an increase of $1,315,000, or 103.3%, compared with the same period in 2013. On November 26, 2014, QNB transferred its former internet domain name to a third party for a purchase price of $1.0 million, as disclosed in a Form 8-k filing dated December 2, 2014. The Company also received a life insurance benefit totaling $158,000 during the quarter. Excluding these two non-recurring items, the Company posted an increase in non-interest income of $157,000, or 12.3%, for the fourth quarter of 2014, compared to the same period in 2013.

QNB provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a non-affiliated registered Broker/Dealer and Registered Investment Advisor. The contribution from retail brokerage and advisory income increased $62,000, or 43.7%, to $204,000 during the fourth quarter 2014, compared to the same period in 2013. Net gains on the sale of residential mortgages increased $21,000, or 31.8%, to $87,000, as mortgage loan activity picked up in the fourth quarter of 2014 due to a decline in rates when compared to the same quarter in 2013,. Net gains on investment securities, at $25,000, increased $20,000 when comparing the two quarters. Fees for services to customers, primarily service charges on deposit accounts, increased $22,000, which was partially offset by a decline of $11,000 in ATM and debit card income.

Total non-interest income for the years ended December 31, 2014 and 2013 was $7,542,000 and $5,813,000 respectively, an increase of $1,729,000, or 29.7%. Excluding the non-recurring items, the domain name sale proceeds and life insurance benefit, the company posted an increase in non-interest income of $571,000, or 9.8%, for the twelve months ended of 2014, compared to the same period in 2013. Net gain on investment securities available for sale increased $288,000 to $1,112,000 for the year ended December 31, 2014, compared to the same period in 2013. This is due in part to an impairment write down in the equity securities portfolio in 2013 which did not reoccur in 2014 totaling $43,000, as well as an increase in net securities sale gains of $245,000. Net gains on trading activity contributed $156,000 to non-interest income and represents realized and unrealized gains and losses, net of expenses, on the municipal bond trading account portfolio that was started during the first quarter of 2014. Retail brokerage income increased $134,000 in the twelve months ended December 31, 2014, compared to the same period in 2013. Fees for services to customers increased $93,000, or 5.8%, when comparing the year ended December 31, 2014 to prior year with the primary contributor reflective of higher volume over overdrafts.. Gains recognized on the sale of residential mortgage loans declined $167,000 to $258,000 due to the decreased levels of refinance activity.

Other non-interest income increased by $1,239,000 to $2,187,000 comparing the year ended December 31, 2014 to 2013. Excluding non-recurring items totaling $1,158,000, the increase in other non-interest income was $81,000, or 8.5%. There were no OREO sales and therefore no loss on sale in 2014, compared to a $174,000 loss on sale of OREO in 2013. In addition, the Company received $30,000 in rental income for an OREO property in 2014. The positive contribution of OREO in 2014 was offset by a decline in title company income and mortgage servicing fees of $61,000 and $17,000, respectively, due to the slowdown of refinance activity in 2014.

Non-Interest Expense

Total non-interest expense was $5,622,000 for the fourth quarter of 2014, an increase of $550,000, or 10.8%, compared to $5,072,000 for the fourth quarter of 2013. Salaries and benefits expense increased $425,000, or 16.2%, when comparing the two quarters with the majority of this increase, $239,000, related to benefits expense. Medical costs comprise the largest portion of the benefits increase when comparing the quarters. The remaining $186,000 increase in salary and benefits costs is due primarily to an accrual for 2014 incentive compensation. Other contributors to the increase in non-interest expense when comparing fourth quarter 2014 to the same period in 2013 include consulting and third party services, which increased $39,000, or 10.6%, and the establishment of a reserve for unfunded loan commitments of $59,000.

Total non-interest expense was $21,626,000 for the year ended December 31, 2014, an increase of $1,400,000, or 6.9%, from the same period in 2013. Salaries and benefits expense increased $1,096,000, or 10.4%. Salary expense increased by $528,000, or 6.3%, with higher salary expense of $247,000 comprising 2.9% of the increase and accrued incentive in 2014 comprising the remaining 3.4% of the increase. There was no incentive accrual in the twelve months ended December 31, 2013. Employee benefits costs increased $568,000, or 26.8%, with medical insurance premiums increasing 48.8%. Also contributing to the increase in total non-interest expense was a $106,000, or 3.2%, increase in net occupancy and furniture and equipment expense primarily related to an increase in equipment maintenance costs coupled with higher depreciation and amortization expense on new furniture, equipment and software.

Other non-interest expense increased by $198,000, or 3.1%, comparing the year ended December 31, 2014 with the same period in 2013. Consulting and other third party expense increased $189,000, or 12.7%, while marketing related expenses declined by $131,000, or 13.5%, for the year ended December 31, 2014 compared to 2013.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken-Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.

Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Assets	$977,135	$994,885	$915,875	$934,092	$932,883
Investment securities
Trading	4,207	4,122	4,531	4,485	-
Available-for-sale	375,219	362,468	344,277	359,452	388,670
Held-to-maturity	146	146	146	146	146
Loans receivable	555,282	536,682	521,979	521,856	501,716
Allowance for loan losses	(8,001)	(8,366)	(8,900)	(8,819)	(8,925)
Net loans	547,281	528,316	513,079	513,037	492,791
Deposits	851,592	880,296	796,656	814,234	814,532
Demand, non-interest bearing	86,920	82,983	83,278	80,029	75,987
Interest-bearing demand, money market and savings	521,425	550,962	471,486	495,134	499,000
Time	243,247	246,351	241,892	239,071	239,545
Short-term borrowings	35,189	28,648	34,100	32,935	35,156
Long-term debt	-	-	-	5,000	5,000
Shareholders' equity	86,354	83,328	82,631	79,010	75,625

Asset Quality Data (Period End)
Non-accrual loans	$10,770	$10,559	$12,573	$12,824	$13,453
Loans past due 90 days or more and still accruing	-	-	84	-	1
Restructured loans	1,897	1,895	1,916	1,936	1,960
Non-performing loans	12,667	12,454	14,573	14,760	15,414
Other real estate owned and repossessed assets	3,046	3,046	2,833	2,825	2,825
Non-accrual pooled trust preferred securities	2,439	2,462	2,393	2,238	2,069
Non-performing assets	$18,152	$17,962	$19,799	$19,823	$20,308

Allowance for loan losses	$8,001	$8,366	$8,900	$8,819	$8,925

Non-performing loans / Loans excluding held-for-sale	2.28%	2.32%	2.79%	2.83%	3.07%
Non-performing assets / Assets	1.86%	1.81%	2.16%	2.12%	2.18%
Allowance for loan losses / Loans excluding held-for-sale	1.44%	1.56%	1.71%	1.69%	1.78%

QNB Corp.

Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Year ended,
For the period:	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13	12/31/14	12/31/13

Interest income	$7,814	$7,741	$7,588	$7,527	$7,606	$30,670	$30,584
Interest expense	1,163	1,156	1,091	1,134	1,176	4,544	5,033
Net interest income	6,651	6,585	6,497	6,393	6,430	26,126	25,551
Provision for loan losses	400	-	-	-	150	400	400
Net interest income after provision for loan losses	6,251	6,585	6,497	6,393	6,280	25,726	25,151
Non-interest income:
Fees for services to customers	446	432	410	399	424	1,687	1,594
ATM and debit card	372	378	387	348	383	1,485	1,499
Retail brokerage and advisory income	204	138	149	166	142	657	523
Net gain on investment securities available-for-sale	25	180	285	622	5	1,112	824
Net gain from trading activity	1	40	93	22	-	156	-
Net gain on sale of loans	87	110	54	7	66	258	425
Other	1,453	239	247	248	253	2,187	948
Total non-interest income	2,588	1,517	1,625	1,812	1,273	7,542	5,813
Non-interest expense:
Salaries and employee benefits	3,055	2,963	2,836	2,795	2,630	11,649	10,553
Net occupancy and furniture and equipment	877	865	862	854	858	3,458	3,352
Other	1,690	1,650	1,616	1,563	1,584	6,519	6,321
Total non-interest expense	5,622	5,478	5,314	5,212	5,072	21,626	20,226
Income before income taxes	3,217	2,624	2,808	2,993	2,481	11,642	10,738
Provision for income taxes	731	580	636	697	519	2,644	2,346
Net income	$2,486	$2,044	$2,172	$2,296	$1,962	$8,998	$8,392

Share and Per Share Data:
Net income - basic	$0.75	$0.62	$0.66	$0.70	$0.60	$2.73	$2.58
Net income - diluted	$0.75	$0.62	$0.66	$0.70	$0.60	$2.72	$2.57
Book value	$26.04	$25.20	$25.09	$24.06	$23.12	$26.04	$23.12
Cash dividends	$0.28	$0.28	$0.28	$0.28	$0.27	$1.12	$1.08
Average common shares outstanding - basic	3,308,265	3,298,057	3,285,052	3,275,961	3,263,269	3,291,939	3,248,397
Average common shares outstanding - diluted	3,321,849	3,309,465	3,297,442	3,287,069	3,276,267	3,302,574	3,260,070

Selected Ratios:
Return on average assets	1.00%	0.85%	0.95%	1.00%	0.83%	0.95%	0.91%
Return on average shareholders' equity	11.61%	9.73%	10.66%	11.59%	9.90%	10.89%	10.95%
Net interest margin (tax equivalent)	2.96%	3.04%	3.18%	3.12%	3.04%	3.07%	3.09%
Efficiency ratio (tax equivalent)	57.97%	63.90%	61.72%	59.97%	61.96%	60.80%	60.69%
Average shareholders' equity to total average assets	8.61%	8.70%	8.92%	8.66%	8.41%	8.72%	8.30%
Net loan charge-offs (recoveries)	$765	$534	$(81)	$106	$220	$1,324	$1,247
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.56%	0.40%	-0.06%	0.08%	0.17%	0.25%	0.26%

Balance Sheet (Average)
Assets	$987,535	$958,512	$916,518	$928,328	$935,477	$947,864	$923,188
Investment securities (Trading, AFS & HTM)	378,946	358,245	351,961	380,034	404,832	367,268	394,423
Loans receivable	542,859	524,901	520,909	507,439	488,924	524,127	482,922
Deposits	867,870	844,168	796,532	806,930	816,932	829,084	808,839
Shareholders' equity	84,982	83,345	81,752	80,355	78,648	82,623	76,663